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                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EVOKE INCORPORATED



     EVOKE INCORORATED, a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

     FIRST:  The name of the corporation is Evoke Incorporated.

     SECOND: The Corporation was originally incorporated under the name Intellistat Media Research, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 17, 1997.

     THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, adopted a resolution to amend Article I to read in its entirety as follows:

                                   "Article I

     The name of this corporation is Evoke Communications, Inc."

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

     IN WITNESS WHEREOF, EVOKE INCORPORATED has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 28th day of April, 2000.


                         EVOKE INCORPORATED



                         By: /s/
                             ________________________________________
                               Paul A. Berberian
                               President and Chief Executive Officer

                                      1.